American Safety Insurance Holdings, Ltd.
Reports a 12.5% Increase in First Quarter Earnings

HAMILTION, Bermuda, April 26, 2006 – American Safety Insurance Holdings, Ltd. (NYSE:ASI) today reported a 12.5% increase in net earnings for the three months ended March 31, 2006, to $4.1 million, or $0.57 per diluted share, compared to $3.6 million, or $0.50 per diluted share, for the same period of 2005.

Financial highlights in the quarter included:

o   Book value increased to $17.66 per outstanding share and $16.65 per diluted share.
o   Net investment income increased 44.0% to $4.5 million.
o   Net premiums written decreased 8.7% to $33.6 million.
o   Net premiums earned increased 1.3% to $35.1 million.
o   The combined ratio increased to 99.6% from 94.5%.

The 2006 first quarter results include a $2.8 million charge related to the settlement of a prior year claim. The settlement reduced net premiums earned by $1.8 million due to reinsurance reinstatement premiums, and increased losses and loss adjustment expenses by $1.0 million. Net of $1.3 million in minority interest and taxes, the impact of the settlement of the claim on net earnings was $1.5 million. The combined ratio for the quarter increased to 99.6%, comprised of a loss ratio of 63.2% and an expense ratio of 36.4%. The claim settlement increased the loss ratio by 5.7 percentage points and the expense ratio by 1.8 percentage points. The 2005 first quarter combined ratio was 94.5%, comprised of a loss ratio of 60.0% and expense ratio of 34.5%.

Revenues for the quarter totaled $40.0 million compared to $40.1 million in 2005 as increased premiums earned, investment income and realized gains on investments significantly offset the non-recurring real estate income generated during the first quarter of 2005. Book value per outstanding share increased to $17.66 from $17.54 at December 31, 2005 due to net earnings of $4.1 million, partially offset by an increase in net unrealized losses on investments due to changes in market interest rates.

Commenting on the results, Stephen R. Crim, President and Chief Executive Officer of American Safety Insurance Holdings, Ltd., said, “Overall it was a solid quarter for the Company. We produced a 12.5% improvement in net earnings despite the negative impact of this claim, which primarily arose from our run-off workers’ compensation line. We do not expect a recurrence of this type of claim in the future. Excluding the effect of the claim, net premiums written declined $1.4 million and net premiums earned increased $2.2 million for the quarter. The decline in net premiums written was driven primarily by decreased premium writings in our construction line. Within our excess and surplus lines segment, we experienced strong premium growth in our ProStar Online environmental liability, environmental impairment liability, excess liability and surety products during the first quarter. I remain confident that we will achieve premium growth during 2006 by increasing our net retentions on business we write, growing our core business lines and developing new products for underserved markets.”

Conference Call

A conference call to discuss first quarter 2006 results is scheduled for Thursday, April 27, 2006 at 9:00 a.m. (Eastern Time), which will be broadcast through Vcall’s Investor Calendar at www.investorcalendar.com or the Company’s website at www.americansafetyinsurance.com. If you are unable to participate at this time, a replay will be available for 30 days, beginning approximately two hours after the call.

American Safety Insurance Holdings, Ltd., (NYSE:ASI), offers customized insurance products and solutions to small and medium sized businesses in industries that it believes are underserved by the standard insurance market. ASI provides excess and surplus lines and alternative risk transfer products through its U.S. program administrator, American Safety Insurance Services, Inc., its insurance company subsidiaries, American Safety Casualty Insurance Company and American Safety Indemnity Company, and its non-subsidiary affiliate, American Safety Risk Retention Group, Inc. ASI specializes in underwriting these products for insureds with environmental risks and construction risks as well as in developing programs for other specialty classes of risk. ASI is rated “A” Excellent VIII by A.M. Best.

This press release contains forward-looking statements. These forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including insurance market conditions, premium growth, acquisitions and new products. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectibility of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions. For additional factors which could influence the Company’s operating and financial performance, see the Company’s Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission.

Contacts:
American Safety Insurance Services, Inc.                          Cameron Associates
Stephen Crim or William Tepe                                      Kevin McGrath
(770) 916-1908                                                    (212) 245-4577

American Safety Insurance Holdings, Ltd. and Subsidiaries
Financial and Operating Highlights
(Unaudited)

                                                      Three Months Ended
                                                           March 31,

                                                      2006              2005
INCOME STATEMENT DATA:
Revenues:
     Direct and assumed premiums earned         $ 56,595,812       $ 55,252,062
     Ceded premiums earned                      (21,538,347)       (20,631,451)
         Net premiums earned                      35,057,465         34,620,611
     Net investment income                         4,543,643          3,156,381
     Net realized gains                              362,984             52,232
     Real estate income                                    -          2,309,000
     Other income                                     64,070              1,949
          Total revenues                          40,028,162         40,140,173

Expenses:
     Losses and loss adjustment expenses          22,155,055         20,781,044
     Acquisition expenses                          6,977,322          7,126,379
     Payroll and related expenses                  3,542,467          2,966,986
     Real estate expenses                             67,040          2,264,529
     Interest expense                                903,046            266,679
     Other expenses                                2,738,489          2,249,508
     Minority interest                             (472,456)            587,898
         Total expenses                           35,910,963         36,243,023
         Earnings before income taxes              4,117,199          3,897,150
Income taxes                                          16,200            250,807
         Net earnings                            $ 4,100,999        $ 3,646,343
                                                 ===========        ===========
Net earnings per share:
     Basic                                         $    0.61          $    0.54
                                                   =========          =========
     Diluted                                        $   0.57          $    0.50
                                                   =========          =========
 Average number of shares outstanding:
     Basic                                         6,762,687          6,791,476
                                                   =========          =========
     Diluted                                       7,164,244          7,265,523
                                                   =========          =========

GAAP combined ratio                                    99.6%              94.5%

BALANCE SHEET DATA:                            March 31, 2006     December 31, 2005

Total investments                              $ 421,543,709      $ 415,496,577
Total assets                                     709,574,544        697,134,863
Unpaid losses and loss adjustment expenses       403,197,196        394,872,581
Loans payable                                     37,793,777         37,810,099
Total liabilities                                589,867,046        578,699,616
Total shareholders' equity                       119,707,498        118,435,247

Book value per outstanding share                  $    17.66        $     17.54

American Safety Insurance Holdings, Ltd. and Subsidiaries
Financial and Operating Highlights
(Unaudited)

                                                                      Three Months Ended
                                                                      2006       2005

         PREMIUM SUMMARY (in Thousands)

        Gross Premiums Written:
              Excess and Surplus Lines Segment
                  Environmental                                    $ 12,641    $ 13,594
                  Construction                                       23,064      27,053
                  Surety                                                870         497

                       Total Excess and Surplus Lines Segment        36,575      41,144

              Alternative Risk Transfer Segment
                  Specialty Programs                                 16,345      22,743
                  Fully Funded                                          263         317

                       Total Alternative Risk Transfer Segment       16,608      23,060

              Runoff                                                      0           7
              Total Gross Premiums Written                          $53,183     $64,211
                                                                   ========    ========
         Net Premiums Written:
              Excess and Surplus Lines Segment
                  Environmental                                     $ 8,071    $ 10,967
                  Construction                                       20,353      22,185
                  Surety                                                440         250
                       Total Excess and Surplus Lines Segment        28,864      33,402

              Alternative Risk Transfer Segment
                  Specialty Programs                                  4,526       3,270
                  Fully Funded                                          188         133
                       Total Alternative Risk Transfer Segment        4,714       3,403

              Runoff                                                      0        (35)
               Total Net Premiums Written                           $33,578     $36,770
                                                                   ========    ========

         Net Premiums Earned:
              Excess and Surplus Lines Segment
                  Environmental                                     $ 8,320     $ 8,745
                  Construction                                       21,035      21,104
                  Surety                                                353         219
                       Total Excess and Surplus Lines Segment        29,708      30,068

              Alternative Risk Transfer Segment
                  Specialty Programs                                  4,981       4,309
                  Fully Funded                                          368          89
                       Total Alternative Risk Transfer Segment        5,349       4,398

              Runoff                                                      0         155
              Total Net Premiums Earned                             $35,057     $34,621
                                                                   ========     ========